AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2024

1933 Act File No. 33-75340

1940 Act No. 811-08360

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☐
PRE-EFFECTIVE AMENDMENT NO.	☐
POST-EFFECTIVE AMENDMENT NO. 147	☒
AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☐
AMENDMENT NO. 148	☒

GUINNESS ATKINSON FUNDS

(Formerly Investec Funds)

(Exact Name of Registrant as Specified in Charter)

251 South Lake Avenue, Suite 800

Pasadena, California 91101

(Address of Principal Executive Offices, including Zip Code)

Registrant's Telephone Number, Including Area Code: (626) 628-2739

James J. Atkinson, President

Guinness Atkinson Funds

251 South Lake Avenue, Suite 800

Pasadena, California 91101

(Name and Address of Agent for Service)

Please send copies of communications to:

Alexandra Alberstadt, Esq

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

It is proposed that this filing will become effective (check appropriate box):

☒	immediately upon filing pursuant to paragraph (b) of Rule 485; or
☐	on _________ pursuant to paragraph (b) of Rule 485; or
☐	60 days after filing pursuant to paragraph (a)(1) of Rule 485;
☐	on ____________ pursuant to paragraph (a)(1) of Rule 485; or
☐	75 days after filing pursuant to paragraph (a)(2) of Rule 485; or
☐	on ____________pursuant to paragraph (a)(2) of Rule 485; or
☐	on ___________ pursuant to paragraph (a)(3) of Rule 485.

If appropriate, check the following box:

☐	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 147 to the Guinness Atkinson Funds (the “Trust”) Registration Statement on Form N-1A is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding the amended and restated expense limitation agreement exhibit to such Registration Statement. Accordingly, this Post-Effective Amendment No. 147 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 147 hereby incorporates by reference Part A and Part B from the Registrant’s Post-Effective Amendment No. 145 filed on April 26, 2024 for the Guinness Atkinson Alternative Energy Fund, the Guinness Atkinson Asia Focus Fund, the Guinness Atkinson China & Hong Kong Fund, the Guinness Atkinson Global Energy Fund, Guinness Atkinson Global Innovators Fund, and the Guinness Atkinson Renminbi Yuan & Bond Fund, and Post-Effective Amendment No. 146 filed on April 26, 2024 for the SmartETFs Advertising & Marketing Technology ETF, SmartETFs Asia Pacific Dividend Builder Fund, SmartETFs Dividend Builder ETF, SmartETFs Smart Transportation & Technology ETF, and the SmartETFs Sustainable Energy II ETF.

GUINNESS ATKINSONTM FUNDS

PART C

OTHER INFORMATION

Item 28.	Exhibits

(a)	Articles of Incorporation.

(1)	Certificate of Trust dated March 6, 1997 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A, filed with the Securities and Exchange Commission (“SEC”) on March 20, 1997.

(A)	Amendment dated September 8, 2000 to the Certificate of Trust is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed with the SEC on October 13, 2000.

(B)	Amendment dated April 25, 2003 to the Certificate of Trust is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2020

(2)	Trust Instrument dated March 6, 1997 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A, filed with the SEC on March 20, 1997.

(A)	Amendment dated September 28, 2000 to the Trust Instrument is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed with the SEC on October 13, 2000.

(B)	Schedule A dated November 14, 2005 to the Trust Instrument is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2006.

(C)	Amended and Restated Schedule A to Trust Instrument is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(D)	Amendment dated September 9, 2019 to the Trust Instrument is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2020.

(b)	By-laws.

(1)	By-laws revised as of November 14, 2005 are herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2006.

(c)	The Rights of Security Holders are set forth in the Registrant’s Trust Instrument and Bylaws.

(d)	Investment Advisory Agreement.

(1)	Investment Advisory Agreement between Registrant and Guinness Atkinson™ Asset Management, Inc. (the “Adviser”) dated April 25, 2003 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2003.

(A)	Amendment to Schedule A dated May 10, 2021 of Investment Advisory Agreement is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2022.

(e)	Distribution Agreement.

(1)	Distribution Agreement between Registrant and Foreside Fund Services, LLC is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2017.

(A)	Novated Distribution Agreement dated September 30, 2021 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2022.

(2)	Form of Authorized Participant Agreement is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(f)	Bonus or Profit Sharing Contracts – None.

(g)	Custody Agreement.

(1)	Form of Custodian Agreement between Registrant and Brown Brothers Harriman & Co. (“BBH&Co.”) dated September 14, 2009 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(h)	Other Material Contracts.

(1)	Form of Fund Administration Servicing Agreement between Registrant and Mutual Fund Administration Corporation dated September 14, 2009 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(A)	Amendment to Schedule B is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A, filed with the SEC on March 30, 2012.

(B)	Form of Amendment to Fund Administration Servicing Agreement between Registrant and Mutual Fund Administration LLC is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(2)	Form of Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated April 28, 2003 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed with the SEC on June 28, 2004.

(A)	Addendum dated August 31, 2009 to the Amended and Restated Transfer Agent Servicing Agreement is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(3)	Power of Attorney for Susan J. Penry-Williams is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2017.

(4)	Form of Shareholder Servicing Agreement is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A, filed with the SEC on April 27, 2005.

(A)	Amended Schedule A to Shareholder Servicing Agreement dated May 10, 2021 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2022.

(5)	Shareholder Servicing Plan dated May 1, 2005 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A, filed with the SEC on April 27, 2005.

(A)	Amended Schedule A to Shareholder Servicing Plan dated May 10, 2021 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2022.

(6)	Amended and Restated Expense Limitation Agreement

	(A)	For the Guinness Atkinson Alternative Energy Fund, the Guinness Atkinson Asia Focus Fund, the Guinness Atkinson China & Hong Kong Fund, the Guinness Atkinson Global Energy Fund, Guinness Atkinson Global Innovators Fund, and the Guinness Atkinson Renminbi Yuan & Bond Fund – Filed herewith

	(B)	For the SmartETFs Advertising & Marketing Technology ETF, SmartETFs Asia Pacific Dividend Builder Fund, SmartETFs Dividend Builder ETF, SmartETFs Smart Transportation & Technology ETF, and the SmartETFs Sustainable Energy II ETF – Filed herewith.

(7)	Fund Accounting and Services Agreement between Registrant and ALPS Fund Services, Inc., dated September 14, 2009 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(A)

Amendment dated February 21, 2012 to the Fund Accounting and Services Agreement is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A, filed with the SEC on March 30, 2012.

(8)	Administrative Agency Agreement and Amendment to Administrative Agency Agreement between Registrant and Brown Brothers Harriman & Co. is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2020.

(i)	Legal Opinion.

(1)	Opinion of Kramer Levin Naftalis & Frankel LLP is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A, filed with the SEC on December 31, 2015

(i)	Opinion of Morris, Nichols, Arsht & Tunnell LLP is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A, filed with the SEC on December 31, 2015

(j)	Other Opinions.

(1)	Consent of Tait, Weller & Baker LLP, Independent Registered Public Accounting Firm is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 145 to the Registration Statement on Form N-1A, filed with the SEC on April 26, 2024.
(2)	Consent of Tait, Weller & Baker LLP, Independent Registered Public Accounting Firm is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 146 to the Registration Statement on Form N-1A, filed with the SEC on April 26, 2024.

(k)	Omitted Financial Statements – None.

Investment Letters dated May 6, 1994 are herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A, filed with the SEC on April 25, 1997.

(m)	(1)	Rule 12b-1 Distribution and Service Plan dated May 18, 2015 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2022.

(A)	Amended Schedule A to Rule 12b-1 Distribution and Service Plan is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2022.

(n)	Rule 18f-3 Plan is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A, filed with the SEC on December 31, 2015.

(o)	Reserved.

(p)	Codes of Ethics.

(1)	Code of Ethics of the Registrant is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, filed with the SEC on May 20, 2004.

(i)	Code of Ethics of the Registrant revised February 11, 2013 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2013.

(2)	Code of Ethics of the Adviser is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A, filed with the SEC on May 1, 2009.

(i)	Code of Ethics of the Adviser revised November 1, 2010 is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A, filed with the SEC on June 28, 2011.

(3)	Code of Ethics of the Distributor is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A, filed with the SEC on March 1, 2002.

(4)	Code of Ethics of the Sub-adviser is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

Item 29.	Persons Controlled by or Under Common Control with the Fund

No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30.	Indemnification

Article X, Section 10.02 of Registrant’s Delaware Trust Instrument, incorporated herein by reference to Exhibit 1(b) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed electronically on March 20, 1997, provides for the indemnification of Registrant’s Trustees and officers, as follows:

“Section 10.02 Indemnification.”

(a)	Subject to the exceptions and limitations contained in Subsection 10.02(b):

(i)	every person who is, or has been, a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer and against amounts paid or incurred by him in the settlement thereof;

(ii)	the words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or other, including appeals), actual or threatened while in office or thereafter, and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

(b)	No indemnification shall be provided hereunder to a Covered Person:

(i)	who shall have been adjudicated by a court or body before which the proceeding was brought (A) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office or (B) not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust; or

(ii)	in the event of a settlement, unless there has been a determination that such Trustee or officer did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, (A) by the court or other body approving the settlement; (B) by at least a majority of those Trustees who are neither Interested Persons of the Trust nor are parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (C) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(c)	The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not be exclusive of or affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which Trust personnel, other than Covered Persons, and other persons may be entitled by contract or otherwise under law.

(d)	Expenses in connection with the preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in Subsection (a) of this Section 10.02 may be paid by the Trust or Series from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person that such amount will be paid over by him to the Trust or Series if it is ultimately determined that he is not entitled to indemnification under this Section 10.02; provided, however, that either (i) such Covered Person shall have provided appropriate security for such undertaking, (ii) the Trust is insured against losses arising out of any such advance payments or (iii) either a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the matter, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such Covered Person will be found entitled to indemnification under this Section 10.02.”

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers, and controlling persons or Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Investment Company Act of 1940, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of the Investment Advisor

Guinness AtkinsonTM Asset Management, Inc. provides management services to the Registrant and its series. Except as noted below, to the best of Registrant’s knowledge, none of the directors and officers of the Adviser has held at any time during the past two fiscal years or been engaged for his own account or in the capacity of director, officer, employee, partner or trustee in any other business, profession, vocation or employment of a substantial nature. Timothy W.N. Guinness, Chairman and Chief Investment Officer of the Adviser, is also Chairman of Guinness Asset Management and Guinness Capital Management Ltd. Prior to April 2003, he was Chairman of Investec Global Energy Fund. He is also a non-executive director (and chairman in one case) of several investment funds and also non-executive chairman of New Boathouse Capital Ltd, a corporate finance boutique providing services to private companies, and of the Brompton Bicycle Company Ltd., a specialist manufacturer of a world leading folding bicycle. Guinness Asset Management, which is 100% owned by Mr. Guinness, is a specialist equity manager focusing on energy stocks. There is a shareholders agreement between Mr. Guinness and James J. Atkinson, Chief Executive Officer of the Adviser, covering the sharing of premises, and other resources in London by Guinness Asset Management and the Adviser.

Mr. Atkinson is also Principal of Orbis Marketing, a specialist marketing firm focusing on direct marketing of mutual funds especially on the internet. Prior to April 1, 2003, that was his principal employment. There is a shareholders agreement between Mr. Atkinson and Mr. Guinness covering the sharing of premises, and other resources in the U.S. by Orbis and the Advisor.

Item 32.	Principal Underwriter

(a)	Foreside Fund Services, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	AB Active ETFs, Inc.
2.	ABS Long/Short Strategies Fund
3.	Absolute Shares Trust
4.	ActivePassive Core Bond ETF, Series of Trust for Professional Managers
5.	ActivePassive Intermediate Municipal Bond ETF, Series of Trust for Professional Managers
6.	ActivePassive International Equity ETF, Series of Trust for Professional Managers
7.	ActivePassive U.S. Equity ETF, Series of Trust for Professional Managers
8.	Adaptive Core ETF, Series of Collaborative Investment Series Trust
9.	AdvisorShares Trust
10.	AFA Private Credit Fund

11.	AGF Investments Trust
12.	AIM ETF Products Trust
13.	Alexis Practical Tactical ETF, Series of Listed Funds Trust
14.	AlphaCentric Prime Meridian Income Fund
15.	American Century ETF Trust

16.	Amplify ETF Trust
17.	Applied Finance Dividend Fund, Series of World Funds Trust
18.	Applied Finance Explorer Fund, Series of World Funds Trust
19.	Applied Finance Select Fund, Series of World Funds Trust
20.	ARK ETF Trust
21.	ARK Venture Fund
22.	Bitwise Funds Trust
23.	Bluestone Community Development Fund
24.	BondBloxx ETF Trust
25.	Bramshill Multi-Strategy Income Fund, Series of Investment Managers Series Trust
26.	Bridgeway Funds, Inc.
27.	Brinker Capital Destinations Trust
28.	Brookfield Real Assets Income Fund Inc.
29.	Build Funds Trust
30.	Calamos Convertible and High Income Fund
31.	Calamos Convertible Opportunities and Income Fund
32.	Calamos Dynamic Convertible and Income Fund
33.	Calamos ETF Trust
34.	Calamos Global Dynamic Income Fund
35.	Calamos Global Total Return Fund
36.	Calamos Strategic Total Return Fund
37.	Carlyle Tactical Private Credit Fund
38.	Cascade Private Capital Fund
39.	Center Coast Brookfield MLP & Energy Infrastructure Fund
40.	Clifford Capital Focused Small Cap Value Fund, Series of World Funds Trust
41.	Clifford Capital International Value Fund, Series of World Funds Trust
42.	Clifford Capital Partners Fund, Series of World Funds Trust
43.	Cliffwater Corporate Lending Fund
44.	Cliffwater Enhanced Lending Fund
45.	Cohen & Steers Infrastructure Fund, Inc.
46.	Convergence Long/Short Equity ETF, Series of Trust for Professional Managers
47.	CornerCap Small-Cap Value Fund, Series of Managed Portfolio Series
48.	CrossingBridge Pre-Merger SPAC ETF, Series of Trust for Professional Managers
49.	Curasset Capital Management Core Bond Fund, Series of World Funds Trust
50.	Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust
51.	CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF, Series of ONEFUND Trust
52.	Davis Fundamental ETF Trust
53.	Defiance Daily Short Digitizing the Economy ETF, Series of ETF Series Solutions
54.	Defiance Hotel, Airline, and Cruise ETF, Series of ETF Series Solutions
55.	Defiance Israel Bond ETF, Series of ETF Series Solutions
56.	Defiance Next Gen Connectivity ETF, Series of ETF Series Solutions
57.	Defiance Next Gen H2 ETF, Series of ETF Series Solutions
58.	Defiance Quantum ETF, Series of ETF Series Solutions
59.	Denali Structured Return Strategy Fund
60.	Direxion Funds
61.	Direxion Shares ETF Trust

62.	Dividend Performers ETF, Series of Listed Funds Trust
63.	Dodge & Cox Funds
64.	DoubleLine ETF Trust
65.	DoubleLine Income Solutions Fund
66.	DoubleLine Opportunistic Credit Fund

67.	DoubleLine Yield Opportunities Fund
68.	DriveWealth ETF Trust
69.	EIP Investment Trust
70.	Ellington Income Opportunities Fund
71.	ETF Opportunities Trust
72.	Evanston Alternative Opportunities Fund
73.	Exchange Listed Funds Trust
74.	FlexShares Trust
75.	Forum Funds
76.	Forum Funds II
77.	Forum Real Estate Income Fund
78.	Goose Hollow Enhanced Equity ETF, Series of Collaborative Investment Series Trust
79.	Goose Hollow Multi-Strategy Income ETF, Series of Collaborative Investment Series Trust
80.	Goose Hollow Tactical Allocation ETF, Series of Collaborative Investment Series Trust
81.	Grayscale Future of Finance ETF, Series of ETF Series Solutions
82.	Gramercy Emerging Markets Debt Fund, Series of Investment Managers Series Trust
83.	Guinness Atkinson Funds
84.	Harbor ETF Trust
85.	Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust
86.	Horizon Kinetics Energy and Remediation ETF, Series of Listed Funds Trust
87.	Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust
88.	Horizon Kinetics Medical ETF, Series of Listed Funds Trust
89.	Horizon Kinetics SPAC Active ETF, Series of Listed Funds Trust
90.	IDX Funds
91.	Innovator ETFs Trust
92.	Ironwood Institutional Multi-Strategy Fund LLC
93.	Ironwood Multi-Strategy Fund LLC
94.	John Hancock Exchange-Traded Fund Trust
95.	LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust
96.	Mairs & Power Balanced Fund, Series of Trust for Professional Managers
97.	Mairs & Power Growth Fund, Series of Trust for Professional Managers
98.	Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers
99.	Mairs & Power Small Cap Fund, Series of Trust for Professional Managers
100.	Manor Investment Funds
101.	Milliman Variable Insurance Trust
102.	Mindful Conservative ETF, Series of Collaborative Investment Series Trust
103.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
104.	Mohr Growth ETF, Series of Collaborative Investment Series Trust
105.	Mohr Industry Nav ETF, Series of Collaborative Investment Series Trust
106.	Mohr Sector Nav ETF, Series of Collaborative Investment Series Trust
107.	Morgan Stanley ETF Trust
108.	Morningstar Funds Trust
109.	Mutual of America Investment Corporation
110.	NEOS ETF Trust
111.	Niagara Income Opportunities Fund
112.	North Square Investments Trust

113.	OTG Latin American Fund, Series of World Funds Trust
114.	Overlay Shares Core Bond ETF, Series of Listed Funds Trust
115.	Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust
116.	Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust
117.	Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust

118.	Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust
119.	Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust
120.	Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust
121.	Palmer Square Opportunistic Income Fund
122.	Partners Group Private Income Opportunities, LLC
123.	Performance Trust Mutual Funds, Series of Trust for Professional Managers
124.	Perkins Discovery Fund, Series of World Funds Trust
125.	Philotimo Focused Growth and Income Fund, Series of World Funds Trust
126.	Plan Investment Fund, Inc.
127.	PMC Core Fixed Income Fund, Series of Trust for Professional Managers
128.	PMC Diversified Equity Fund, Series of Trust for Professional Managers
129.	Point Bridge America First ETF, Series of ETF Series Solutions
130.	Preferred-Plus ETF, Series of Listed Funds Trust
131.	Putnam ETF Trust
132.	Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust
133.	Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust
134.	Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust
135.	Renaissance Capital Greenwich Funds
136.	Reynolds Funds, Inc.
137.	RiverNorth Enhanced Pre-Merger SPAC ETF, Series of Listed Funds Trust
138.	RiverNorth Patriot ETF, Series of Listed Funds Trust
139.	RMB Investors Trust
140.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
141.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
142.	Roundhill Alerian LNG ETF, Series of Listed Funds Trust
143.	Roundhill Ball Metaverse ETF, Series of Listed Funds Trust
144.	Roundhill Cannabis ETF, Series of Listed Funds Trust
145.	Roundhill ETF Trust
146.	Roundhill Magnificent Seven ETF, Series of Listed Funds Trust
147.	Roundhill S&P Global Luxury ETF, Series of Listed Funds Trust
148.	Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust
149.	Roundhill Video Games ETF, Series of Listed Funds Trust
150.	Rule One Fund, Series of World Funds Trust
151.	Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust
152.	Six Circles Trust
153.	Sound Shore Fund, Inc.
154.	SP Funds Trust
155.	Sparrow Funds
156.	Spear Alpha ETF, Series of Listed Funds Trust
157.	STF Tactical Growth & Income ETF, Series of Listed Funds Trust
158.	STF Tactical Growth ETF, Series of Listed Funds Trust
159.	Strategic Trust
160.	Strategy Shares
161.	Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust
162.	Syntax ETF Trust
163.	Tekla World Healthcare Fund

164.	Tema ETF Trust
165.	Teucrium Agricultural Strategy No K-1 ETF, Series of Listed Funds Trust
166.	Teucrium AiLA Long-Short Agriculture Strategy ETF, Series of Listed Funds Trust
167.	Teucrium AiLA Long-Short Base Metals Strategy ETF, Series of Listed Funds Trust
168.	The 2023 ETF Series Trust

169.	The 2023 ETF Series Trust II
170.	The Community Development Fund
171.	The Finite Solar Finance Fund
172.	The Private Shares Fund
173.	The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust
174.	Third Avenue Trust
175.	Third Avenue Variable Series Trust
176.	Tidal ETF Trust
177.	Tidal Trust II
178.	TIFF Investment Program
179.	Timothy Plan High Dividend Stock Enhanced ETF, Series of The Timothy Plan
180.	Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan
181.	Timothy Plan International ETF, Series of The Timothy Plan
182.	Timothy Plan Market Neutral ETF, Series of The Timothy Plan
183.	Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan
184.	Timothy Plan US Large/Mid Core Enhanced ETF, Series of The Timothy Plan
185.	Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan
186.	Total Fund Solution
187.	Touchstone ETF Trust
188.	TrueShares Eagle Global Renewable Energy Income ETF, Series of Listed Funds Trust
189.	TrueShares Low Volatility Equity Income ETF, Series of Listed Funds Trust
190.	TrueShares Structured Outcome (April) ETF, Series of Listed Funds Trust
191.	TrueShares Structured Outcome (August) ETF, Series of Listed Funds Trust
192.	TrueShares Structured Outcome (December) ETF, Series of Listed Funds Trust
193.	TrueShares Structured Outcome (February) ETF, Series of Listed Funds Trust
194.	TrueShares Structured Outcome (January) ETF, Series of Listed Funds Trust
195.	TrueShares Structured Outcome (July) ETF, Series of Listed Funds Trust
196.	TrueShares Structured Outcome (June) ETF, Series of Listed Funds Trust
197.	TrueShares Structured Outcome (March) ETF, Series of Listed Funds Trust
198.	TrueShares Structured Outcome (May) ETF, Listed Funds Trust
199.	TrueShares Structured Outcome (November) ETF, Series of Listed Funds Trust
200.	TrueShares Structured Outcome (October) ETF, Series of Listed Funds Trust
201.	TrueShares Structured Outcome (September) ETF, Series of Listed Funds Trust
202.	TrueShares Technology, AI & Deep Learning ETF, Series of Listed Funds Trust
203.	U.S. Global Investors Funds
204.	Union Street Partners Value Fund, Series of World Funds Trust
205.	Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust
206.	Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust
207.	Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust
208.	Vest US Large Cap 10% Buffer Strategies VI Fund, Series of World Funds Trust
209.	Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust
210.	Vest US Large Cap 20% Buffer Strategies VI Fund, Series of World Funds Trust
211.	VictoryShares Core Intermediate Bond ETF, Series of Victory Portfolios II
212.	VictoryShares Core Plus Intermediate Bond ETF, Series of Victory Portfolios II
213.	VictoryShares Corporate Bond ETF, Series of Victory Portfolios II
214.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

215.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II
216.	VictoryShares Emerging Markets Value Momentum ETF, Series of Victory Portfolios II
217.	VictoryShares Free Cash Flow ETF, Series of Victory Portfolios II
218.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II

219.	VictoryShares International Value Momentum ETF, Series of Victory Portfolios II
220.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II
221.	VictoryShares NASDAQ Next 50 ETF, Series of Victory Portfolios II
222.	VictoryShares Short-Term Bond ETF, Series of Victory Portfolios II
223.	VictoryShares THB Mid Cap ESG ETF, Series of Victory Portfolios II
224.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
225.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II
226.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
227.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
228.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
229.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II
230.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
231.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II
232.	VictoryShares US Small Mid Cap Value Momentum ETF, Series of Victory Portfolios II
233.	VictoryShares US Value Momentum ETF, Series of Victory Portfolios II
234.	VictoryShares WestEnd US Sector ETF, Series of Victory Portfolios II
235.	Volatility Shares Trust
236.	West Loop Realty Fund, Series of Investment Managers Series Trust
237.	Wilshire Mutual Funds, Inc.
238.	Wilshire Variable Insurance Trust
239.	WisdomTree Digital Trust
240.	WisdomTree Trust
241.	WST Investment Trust
242.	XAI Octagon Floating Rate & Alternative Income Term Trust

(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	Three Canal Plaza, Suite 100, Portland, ME 04101	President/Manager	None

Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Nanette K. Chern	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None

Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Susan L. LaFond	Three Canal Plaza, Suite 100, Portland, ME 04101	Treasurer	None

Weston Sommers	Three Canal Plaza, Suite 100, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)	Not applicable.

Item 33.	Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder are maintained at the following locations:

Records Relating to:	Are located at:

Registrant’s Fund Administrator	Mutual Fund Administration, LLC 2220 East Route 66, Suite 226 Glendora, CA 91740

Registrant’s Adviser	Guinness AtkinsonTM Asset Management, Inc. 251 South Lake Avenue, Suite 800 Pasadena, CA 91101

Registrant’s Sub-adviser	Penserra Capital Management LLC 4 Orinda Way, Suite 100A Orinda, CA 94563

Registrant’s Custodian	Brown Brothers Harriman & Co. 50 Post Office Square Boston, MA 02110-1548

Registrant’s Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan St. Milwaukee, WI 53202

Brown Brothers Harriman & Co. 50 Post Office Square Boston, MA 02110-1548

Registrant’s Distributor	Foreside Fund Services, LLC Three Canal Plaza, Suite 100 Portland, ME 04101

Item 34.	Management Services

The Registrant has disclosed all management-related service contracts in Parts A and B.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, Registrant certifies that it meets all of the requirements of effectiveness of this Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena and State of California, on the 6th day of August, 2024.

GUINNESS ATKINSON FUNDS

By:	/s/ James Atkinson
James Atkinson
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 147 to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Atkinson	President and Principal Executive Officer	August 6, 2024
James Atkinson

/s/J.I. Fordwood*	Trustee	August 6, 2024
J.I. Fordwood

/s/Timothy Guinness*	Trustee	August 6, 2024
Timothy Guinness

/s/Bret A. Herscher*	Trustee	August 6, 2024
Bret A. Herscher

/s/Susan Penry-Williams*	Trustee	August 6, 2024
Susan Penry-Williams

/s/J. Brooks Reece, Jr.*	Trustee and Chairman	August 6, 2024
J. Brooks Reece, Jr.

/s/ Rita Dam	Treasurer, Principal Accounting Officer and Principal Financial Officer	August 6, 2024
Rita Dam

*By:	/s/Rita Dam
Rita Dam
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
(h)(6) (A)	Amended and Restated Expense Limitation Agreement for the Guinness Atkinson Alternative Energy Fund, the Guinness Atkinson Asia Focus Fund, the Guinness Atkinson China & Hong Kong Fund, the Guinness Atkinson Global Energy Fund, Guinness Atkinson Global Innovators Fund, and the Guinness Atkinson Renminbi Yuan & Bond Fund.

(h)(6) (B)	Amended and Restated Expense Limitation Agreement for the SmartETFs Advertising & Marketing Technology ETF, SmartETFs Asia Pacific Dividend Builder Fund, SmartETFs Dividend Builder ETF, SmartETFs Smart Transportation & Technology ETF, and the SmartETFs Sustainable Energy II ETF.